Exhibit 3.1

CERTIFICATE TO BE FILED WITH

THE AMENDED AND RESTATED CERTIFICATE OF

INCORPORATION

OF

PRUDENTIAL FINANCIAL, INC.

Pursuant to the provisions of Section 14A: 9-5 of the New Jersey Business Corporation Act, Prudential Financial, Inc. hereby files this certificate and its Amended and Restated Certificate of Incorporation with the Department of Treasury of the State of New Jersey:

1.	The name of the corporation is Prudential Financial, Inc. (the “Corporation”).

2.	The Board of Directors adopted an Amendment to the Amended and Restated Certificate of Incorporation on June 8, 2004. At the time of the adoption of the amendment, the address of the principal and registered office of the Corporation in the State of New Jersey was 751 Broad Street, in the city of Newark, County of Essex, 07102. The registered agent of the corporation at that address was Susan L. Blount.

3.	The Amended and Restated Certificate of Incorporation is further amended to substitute Kathleen M. Gibson for Susan L. Blount as the registered agent of the corporation. The principal and registered office of the Corporation shall remain the same.

4.	The effective date of the Corporation’s Amended and Restated Certificate of Incorporation shall be July 15, 2004.

IN WITNESS WHEREOF, the undersigned has signed this certificate on behalf of the Corporation on this 14th day of July, 2004.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ KATHLEEN M. GIBSON
Name:	Kathleen M. Gibson
Title:	Vice President and Secretary